Exhibit 6.2

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (this “Agreement”) dated as of 25 August, 2017 (the “Effective Date”), is by and between Life Science Biosensor Diagnostics Pty Ltd., an Australian proprietary limited company having an address at Level 7, 222 Clarence Street, Sydney NSW 2000 Australia (“Licensor”) and Glucose Biosensor Systems (Greater China) Holdings Inc insert details of licensee, a company having an registered office at Corporation Trust Centre, 1209 Orange St, City of Wilmington, County of New Castle, Delaware 19801 (“Licensee”) (each, a “Party” and collectively the “Parties”).

WHEREAS, Licensor owns Technology (as defined below) related to measuring or otherwise determining the amount or concentration of glucose in a bodily fluid (e.g., saliva, blood) and to products (including, without limitation, meters, strips, and accessories), systems, methods, processes, applications, and implementation for or of measuring or otherwise determining the amount or concentration of glucose in a bodily fluid (e.g., saliva, blood) (individually and collectively, the “Glucose Sensor Technology”) and owns Proprietary Rights (as defined below) in and to Glucose Sensor Technology (individually and collectively, the “Glucose Sensor Proprietary Rights,” collectively with the Glucose Sensor Technology, the “Glucose Sensor IP”); and

WHEREAS, Licensor wishes to permit Licensee, and Licensee wishes to have the right, to use, market, offer, and sell products including or using Glucose Sensor Technology as identified in Schedule 1 that Licensee procured (but only if Licensee procured such products) from an Authorized Supplier (as defined below) (the “Licensed Products”) in the Territory (as defined below) under the Glucose Sensor Proprietary Rights owned by Licensor with legal effect in the Territory, including, without limitation, the Proprietary Rights set forth in Schedule 2 (the “Licensed Rights”), in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, Licensee and Licensor agree as follows:

1.           Definitions; Interpretation

1.1            Definitions.

“Affiliate” means any entity or other legal or juridical person that, directly or indirectly, controls, or is controlled by, or is under common control with, Licensor; whereby “control” of a person or Party means direct or indirect ownership of fifty percent (50%) or more of the beneficial or record ownership of the outstanding shares or other ownership interests or the direct or indirect power to designate fifty percent (50%) or more of directors, managers, or individuals exercising authority in its governance; provided that, notwithstanding the foregoing, Licensee shall be deemed not to be an Affiliate of Licensor under or in connection with this Agreement.

“Anonymized Database” means a production database collecting all Anonymized Demographic Information, and all Glucose Sensor Data provided by Licensor to Licensee under Section 4.6, categorized under the different Anonymized Identifiers that is stored on a cloud-based server or cloud based servers controlled by Licensor with a cloud server provider approved in advance in writing by Licensor to Licensee, and any back-up database that may be continuously and simultaneously updated with such production database and is located geographically separate from the production database, or any other server notified by Licensor to Licensee as the server for the purposes of storing the production database.

“Anonymized Demographic Information” means, with regard to an End User, all demographic information, including, without limitation, gender, age, race or ethnicity, disease information, other medical information, and eponymous data , of such End User, but excluding any End User Identifiable Data.

“Anonymized End User Data” means collectively with regard to a specific Anonymized Identifier such Anonymized Identifier, all Anonymized Demographic Information under such Anonymized Identifier, and all Glucose Sensor Data under such Anonymized Identifier. The term Anonymized End User Data does not include any End User Identifiable Data.

* Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [*] indicates that text has been omitted and is the subject of a confidential treatment request.

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“Anonymized Identifier” means a unique identifier given to an individual End User, which unique identifier has the only purpose of distinguishing such individual End User from any other individual End User but does not disclose or make available to Licensor the identity or any End User Data of such End User.

“Authorized Supplier” means, with regard to a Licensed Product, Licensor, any Affiliate, or any third party manufacturer and/or reseller that Licensor has expressly identified or approved in advance in writing for the supply of such Licensed Product to Licensee, provided that such a supplier shall cease being an Authorized Supplier upon Licensor’s notifying Licensee thereof in writing.

“Change of Control” means

1.	in respect of the Licensee, means at any time following the allocation of securities pursuant to the Licensee’s initial public offering that (a) any legal or natural person, or any government or government agency, becomes the legal or beneficial owner, directly or indirectly, of securities of Licensee representing thirty percent (30%) or more of (A) the outstanding shares of common stock of Licensee or (B) the combined voting power of Licensee's then-outstanding securities; (b) Licensee is party to a merger or consolidation, or series of related transactions, which results in the voting securities of Licensee outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least thirty percent (30%) of the combined voting power of the voting securities of Licensee or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of Licensee’s assets (or consummation of any transaction, or series of related transactions, having similar effect); (d) there occurs a change in the composition of the board of directors or equivalent governing body of Licensee without the prior consent of Licensor; (e) the dissolution or liquidation of Licensee; or (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing; and

2.	in respect of the Licensor, means that (a) any legal or natural person, or any government or government agency, becomes the legal or beneficial owner, directly or indirectly, of securities of Licensor representing over fifty percent (50%) or more of (A) the outstanding shares of common stock of Licensor or (B) the combined voting power of Licensor's then-outstanding securities; (b) Licensor is party to a merger or consolidation, or series of related transactions, which results in the voting securities of Licensor outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at over fifty percent (50%) of the combined voting power of the voting securities of Licensor or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of Licensor’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or (d) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

“Commercial Unit” means, with regard to a Licensed Product, one (1) biosensor strip product unit at which such Licensed Product is offered by Licensee to, or resale or provision to, individual end users of such Licensed Product.

“Derivation” means, with regard to any Technology, any modification, improvement, derivative work, derivation, adaptation, localization, translation, transliteration, and/or compilation of any kind, directly or indirectly, to or of or from or based on or over such Technology. A Derivation to any Technology that is a Derivation is also a Derivation.

“Distribution Differential” means, for any period, the difference between the projected sales of Commercial Units agreed between the parties and actual sales of Commercial Units during that period.

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“End User” means, with regard to a Licensed Product, any individual who procures for use or uses any Commercial Unit of such Licensed Product. For the avoidance of doubt, End User includes any subject who provides a bodily fluid for glucose assessment and performs such glucose assessment using such provided bodily fluid and any individual who receives for glucose assessment a bodily fluid of another and performs such glucose assessment using such received bodily fluid.

“End User Identifiable Data” means, with regard to an End User, any data and information that relates to the past, present, or future physical or mental health or condition of such End User; the provision of health care to such End User; or the past, present, or future payment for the provision of health care to such End User; in each case that identifies such End User or with respect to which there is a reasonable basis to believe such data and information can be used to identify such End User including, without limitation, the name, address, social security or similar government-issued number, and number of a passport or other government-issued identification document of such End User.

“End User Identifiable Database” means a production database collecting all End User Identifiable Data that is stored on a cloud-based server or cloud based servers with a cloud server provider approved in advance in writing by Licensor to Licensee to which Licensee shall for the Term have continuous password-protected and secure access, and any back-up database that may be continuously and simultaneously updated with such production database and is located geographically separate from the production database, or any other server notified by Licensor to Licensee as the server for the purposes of storing the production database.

“Expiry Date of the Patent” means the final date of the protection afforded to the patent portfolio directly associated with the development of the Licensed Product, as advised in writing by Licensor to Licensee from time to time.

“Glucose Sensor Data” means, individually and collectively, any and all data, documentation, and information collected by any Licensed Product that measures or otherwise determines the amount or concentration of glucose in a bodily fluid (e.g., saliva, blood) and stores such values and other information and/or transmits such values and other information for storage, viewing, or processing on a different instrument (including, without limitation, the blood glucose level, date, time, and other information from or related to a specific measurement).

“Glucose Sensor Data Destination” means a server outside the Territory as controlled by or for Licensor and as identified by Licensor to Licensee from time to time.

“Interference” means, with regard to a Database, any event of: (i) any Malware having any effect on any data in such Database, on any data while transmitted to or from such Database, or on any access to, or ability to access, such Database or any data therein, and/or (ii) any invasion into or unauthorized or fraudulent access to, or interference with, such Database, any data in such Database, or any data while transmitted to or from such Database.

“License Fee” has the meaning set forth in Schedule 4.

“Licensed Material” means any sales literature or other promotional documents, items, material, or things for use in connection with promoting, marketing, offering for sale, and selling Licensed Products made available, supplied or provided by Licensor to Licensee.

“Licensed Trademark” means any of the Marks set forth in Schedule 3, provided that: (i) if Licensor identifies use of any such Mark only for a specific Licensed Product, such Mark is a Licensed Trademark only with regard to such Licensed Product; and (ii) Licensor may at any time discontinue any such Mark as a Licensed Trademark, or replace any such Mark with a different Mark, or modify any such Mark, or add a Mark as a Licensed Trademark, by written notice to Licensee, in which case, in accordance with such written notice, such replaced or discontinued Mark shall cease to be a Licensed Trademark, such replacing or added Mark shall become a Licensed Trademark, and such modified Mark shall be a Licensed Trademark only as so modified.

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“Licensee Personnel” means any officer, director, employee, agent, and contractor of Licensee, including, without limitation, any distributor, or any direct or indirect subdistributor of any distributor, of Commercial Units under agreement with Licensee.

“Malware” means, individually and collectively, any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including, without limitation, viruses, worms, Trojan horses, bombs, backdoors, clocks, hidden keys, timers, traps or other disabling device code, or designs or routines that cause software or information to be erased, inoperable or otherwise incapable of being used, either automatically or with passage of time or upon command.

“Mark” means any trademark, service mark, trade name, corporate name, business name, domain name, design, logos, slogans, trade dress, and other designation of source or origin, and any common law right, registration, application for registration, extension, and renewal thereof or related thereto, and all goodwill of the business symbolized by any of the foregoing or associated therewith, any where in or throughout the world and under any law or legal system.

“Milestones and Minimum Distribution Requirements” means, collectively, the commercialization milestones and other requirements set forth in Schedule 5.

‘Net sales’ means the gross invoiced price for sales or other supplies of Licensed Products by the Licensee less only usual arms’ length trade discounts and rebates actually given or allowed (such discounts and rebates not to exceed [*]% of the gross invoiced price), customs duties, transportation and insurance charges, and all taxes incurred on such sales.

“New End User” means, with regard to any Licensed Product and with regard to a specified point in time, any End User who has not previously, or has not during the preceding twelve (12) months’ time, procured such Licensed Product from Licensee or any authorized distributor of Licensee.

“Royalty” has the meaning set forth in Schedule 4.

“Projected Net Sales” means a forecast for Net Sales on a rolling [*] year period, to be determined annually during the Term by agreement in writing between the Licensor and the Licensee. In the event the Licensor and the Licensee cannot agree on the Projected Net Sales in any year, the Projected Net Sales from the immediately preceding period will apply.

“Proprietary Right” means any of the following, anywhere in or throughout the world and under any law or legal system: (i) any patent and any patent application (including, without limitation, any utility and design patent and patent application, and any provisional, continuation, continuation-in-part, divisional, reissue, reexamination, substitution, extension, and foreign, international and other counterpart and equivalent of any patent and/or patent application), and any right in or to or arising from any utility model, invention disclosure, patent disclosure, or invention (whether or not patentable), (ii) any copyright and any right similar thereto, whether arising from statute, regulation, common or judicial law, treaty or otherwise, and any registration, application for registration, and renewal thereof or related thereto, (iv) any mask work right, and any registration, application for registration, and renewal thereof or related thereto, (v) any moral right, including, without limitation, rights of attribution and integrity, (vi) any data base right and any right in or to or arising from any computer program (whether in source code, object code, or other form), algorithm, data, website, webpage, web address, web presence, uniform resource locator, or digital property or information, (vii) any right in or to or arising from any trade secret, any know-how, or any confidential information, (viii) any personality, likeness, publicity, and privacy right, and (ix) any other intellectual or industrial property right, whether existing now or being recognized or created in the future.

“Technology” means, individually and collectively, any material, item, document, documentation, technology, invention, creation, development, discovery, reduction to practice, design, process, method, equipment, practice, work, know-how, show-how, software, source code, object code, other code, data, database, device, product, prototype, specification, application, implementation, conception, idea, and information of any kind, whether tangible or intangible.

* Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [*] indicates that text has been omitted and is the subject of a confidential treatment request.

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“Term” means the period commencing on the Effective Date and continuing until the termination, expiration, or cancellation of this Agreement.

“Termination Date” means the date this Agreement is terminated or cancelled in accordance with clause 8.

“Territory” means Mainland China, Hong Kong Vietnam and Bangladaesh.

1.2            Interpretation. In this Agreement: (i) any reference to “Section” means any of the numbered sections in this Agreement; (ii) any reference to “Schedule” means any of the numbered schedules appended after the signature page of this Agreement, which shall be deemed to be a part of this Agreement; (iii) any reference to any provision of a statute shall be construed as a reference to that provision as amended, re-enacted or extended at the relevant time; (iv) where this Agreement states that a Party “shall” or “will” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement; (v) the principle ejusdem generis shall not apply to any provision in this Agreement; (vi) the provisions of this Agreement shall not be interpreted against the drafter, and for purposes of any interpretation, both Parties shall be deemed to be drafters of this Agreement; (vii) all Section headings and Schedule titles are intended solely for the convenience of the Parties, and none will be deemed to affect the meaning or construction of any provision hereof; (viii) words of any gender used in this Agreement are intended to include any other gender, and words in the singular number include the plural, and vice versa, unless the context clearly indicates otherwise; (ix) all amounts in the agreement refer to amounts in United Sates of America dollars; (x) specifying anything in this Agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included; and (xi) other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

2.           Licenses

2.1           Distribution License. Licensor hereby grants to Licensee a non-transferable, non-assignable, non-sublicenseable, royalty-bearing and fee-bearing, limited license during the Term, in accordance with the terms and conditions of this Agreement under (1) the Licensed Rights and (2) Licensor’s ownership and legally enforceable rights in Glucose Sensor Data, solely:

(1)           to act as the regulatory marketing authorisation holder (or similar designated position for the purposes of obtaining regulatory approval in the Territory);

(2)            to promote, market, import into the Territory, offer, sell, distribute, and supply Licensed Products in the Territory, solely for use in the Territory, and

(3)            to provide reasonable customer support services to end users of the Licensed Products in the Territory on the use of the Licensed Products,

(4)           to use the Licensed Products only for the purposes identified and permitted pursuant to the regulatory approval obtained in the Territory, and

(5)           to collect for and on behalf of Licensor, Glucose Sensor Data arising from use of Licensed Products in the Territory,

(the “Distribution License”). No other right or license is granted by Licensor under this Agreement in or to any Proprietary Right or related to any Glucose Sensor IP. Licensor has the right, but not the obligation, to agree to add or expand the Distribution License hereby granted, including, but not limited to, by varying or adding to the Licensed Rights.

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2.2          Exclusivity.

a.            The Distribution License is granted as an exclusive license in the Territory unless and until Licensor terminates the exclusivity in accordance with this Section 2.2. Notwithstanding the exclusivity of the Distribution License under the foregoing provision of this Section 2.2, nothing in this Agreement shall prevent or prohibit Licensor or any Affiliate from performing or engaging in any direct or indirect promotion, marketing, import, export, representation, offer, sale, resale, distribution, or supply outside the Territory anywhere in any manner as decided by Licensor in its sole discretion, and Licensee shall have no right or claim in connection therewith.

b.            The Distribution License does not permit and the Licensee is prohibited from exploiting or seeking to exploit any rights in respect of the Licensed Product outside of the Territory through any means, including digitally or online, where the End User is not physically resident in the Territory. The Licensee must do all things necessary in turn to ensure that any distributors of Licensed Products in the Territory do not exploit or seek to exploit any rights in respect of the Licensed Product outside of the agreed territorial boundaries for that particular distributor. For the avoidance of doubt a breach of the obligations set out in the clause will be a material breach for the purposes of this agreement.

c.            In the event that Licensee fails to meet the Milestones and Minimum Distribution Requirements, Licensor may at its election require the Licensee to pay in immediately available funds the Distribution Differential or immediately terminate the exclusivity of the Distribution License or immediately terminate this Agreement in its entirety. Upon such termination of the exclusivity of the Distribution License: (i) the exclusivity of the Distribution License will immediately end and the Distribution License shall be non-exclusive; (ii) Licensor may, directly or indirectly, license any third party to promote, market, import, offer, sell, distribute, and supply Licensed Products in the Territory, and (iii) Licensee shall otherwise continue to be subject to all terms, conditions and provisions of this Agreement.

d.            If the Licensee fails to pay the Distribution Differential within 14 business days from notice in writing by the Licensor to do so, the Licensor may either immediately terminate the exclusivity of the Distribution License or immediately terminate this Agreement in its entirety in accordance with clause 2.2b. above.

2.3          Trademark and Promotional Material License. Licensor hereby grants to Licensee a non-exclusive, non-transferable, non-assignable, non-sublicense able, limited license during the Term to use the Licensed Trademarks, and to reproduce, use, and distribute (without any modification or editing not approved in advance in writing) any exact copies of any Licensed Material, solely in the Territory and solely for the purpose of reasonably promoting, marketing, offering, selling, and distributing the Licensed Products, all in accordance with the terms and conditions of this Agreement (“Marketing License”). No other right or license is granted by Licensor under this Agreement in or to any Licensed Trademark, any other Mark, or any Licensed Material. All use of the Licensed Trademarks shall comply with any trademark usage guidelines that Licensor may provide to Licensee, as may be amended from time to time by Licensor in its sole discretion with written notice to Licensee, and the provisions of this Section 2.3 and Section 2.4. Licensee shall ensure that any Commercial Unit of a Licensed Product promoted and marketed under any Licensed Trademark, or with regard to which any Licensed Trademark is used, meets the high quality of such Licensed Product made in accordance with Licensor’s specifications and requirements and has not been modified, altered, or degraded in any way. Licensee shall not use any Licensed Trademark on or in connection with any Commercial Unit that does not meet such quality requirements. Licensee may not use any Licensed Trademark in any way such that it is used as, or appears to be, conjoined with any other mark or name without Licensor’s express prior written consent and license and terms agreed to by Licensor in Licensor’s sole discretion. Licensee shall use each Licensed Trademark at all times with such notice (® or ™ as applicable) as directed by Licensor. Any Licensed Material shall include a notice of Licensor’s copyrights by using the symbol ©, followed by the name of Licensor (or such other name as identified by Licensor to Licensee) and the year identified by Licensor. Licensee may not modify, change, alter, cover, or obliterate in any way any such marking or notice.

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2.4            Limitations. Licensee shall not assign or transfer, or grant any sublicense or the right to sublicense under, the License, or agree or commit to do so. Licensee does not have any license to, and Licensee shall not: (i) use, practice, or reproduce any Glucose Sensor Technology (other than as part of and incidental to the marketing or promotion of any Licensed Product under the Distribution License), or use, make, promote, market, offer, sell, resell, distribute, distribute, represent, or license any product or service including or involving Glucose Sensor Technology or Glucose Sensor Proprietary Rights other than the Licensed Products under the Distribution License; (ii) promote, market, import into the Territory, offer, sell, distribute, and supply Licensed Products outside, or for use or resale outside, the Territory or to the extent Licensee knows or suspects that a third party buyer of Licensed Products will promote, market, export, offer, sell, distribute, or supply such Licensed Products outside or for use or application outside the Territory; (iii) promote, market, offer, sell, distribute, and supply Licensed Products for any use other than its intended use measuring or determining blood glucose in humans from saliva; (iv) not reverse engineer, decompile, disassemble, modify, edit, change, amend, customize, adapt, copy or reproduce (except as and to the extent expressly permitted in the License), or create any Derivation of or to or from or based on any Licensed Product or any Glucose Sensor Technology; (v) without the prior written consent of Licensor include any Licensed Product in, or combine any Licensed Product with, any product or any service other than a Licensed Product; (vi) use any Licensed Trademark or any Licensed Material for any product or service other than a Licensed Product during the Term under the Marketing License; (vii) use any Licensed Trademark or any Licensed Material outside the Territory; (viii) do or omit to do anything that could adversely affect their validity or reputation or the reputation of Licensor or a Licensed Product or a Licensed Trademark; and (ix) cause, induce, or permit any third party to do, or assist any third party with doing, any of the foregoing, whether for the benefit of Licensee, such third party, and/or any other third party. Licensee must immediately notify Licensor in writing if it becomes aware of a breach, or attempted breach, of any of the above obligations.

2.5            Licensed Products. Licensor may require any change to any Licensed Product by any Authorized Supplier and may make any change to any Licensed Material by Licensee. As of the effective time of such change, Licensee shall promote, market, import into the Territory, offer, sell, distribute, and supply such Licensed Product, and all Commercial Units thereof, consistent with such change, and use only Licensed Material with such change. Licensor shall not be liable in any way to Licensee for any such change or any costs, expenses, damages, or liability arising therefrom.

2.6            Infringements. Licensee shall give written notice to Licensor of any infringement or attempted infringement of any intellectual property rights in or to any Licensed Material that comes to Licensee’s attention and shall cooperate reasonably with Licensor, at Licensor’s reasonable and necessary expense and reasonable request, in preventing and stopping any such infringement, but otherwise shall not to take any action against any such infringer with respect to such infringement.

2.7            Performance. Licensee shall:

(1)            promote, market, import, offer, sell, distribute, and supply the Licensed Products, and all Commercial Units, on an arm’s length basis in accordance with all applicable law and the requirements set forth in Schedule 6;

(2)            monitor and exercise all reasonable vigilance and meet all regulatory requirements in respect of quality control, sample control, distribution quality and control and any adverse events in respect of the Licensed Products; and

(3)            Licensee shall be solely liable and responsible for all of its activities under this Agreement.

Without limitation, Licensor shall not be liable for or obligated to make to Licensee, and Licensee shall not have any right or claim against Licensor to, any fee, charge, compensation, reimbursement, or other payment of any kind in connection with any manufacturing, making, installing, embedding, offering, selling, or other activity of Licensee.

2.8            Marketing Approvals. Licensee shall file for, prosecute the application for, and obtain a marketing approval for each of the Licensed Products and all legal permits necessary for promoting, marketing, offering, or selling each Licensed Product (“Marketing Approval”). Licensor agrees to provide reasonable information as necessary for obtaining the Marketing Approval for each Licensed Product.

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3.           Fees and Royalties; Payment

3.1            Fees and Royalties. Licensee shall deliver to Licensor the reports, and pay to Licensor the License Fees and Royalties (individually and collectively, the “Compensation”) as set forth in Schedule 4.

3.2            Payment. Licensee shall pay all Compensation in readily available, indefeasible, unconditional funds, without any set-off or deduction, in United States Dollar currency in such manner as directed by Licensor. Any amount of Compensation that is unpaid when it is due shall accrue interest from the date it is due until Licensor’s receipt of the payment of such amount at the rate of the lower of (i) one-and-one-half percent (1.5%) per each full or partial calendar month or (ii) the highest enforceable rate of interest under applicable law. All such interest shall be paid simultaneously with the payment of the unpaid amount on which such interest accrued.

3.3            Tax.  Licensee shall bear or be liable or responsible for any sales, use, excise, value added, or other applicable taxes, tariffs or duties, and none of which shall be included in or part of or deducted or withheld from any amount of any Compensation. In the event that such taxes, tariffs or duties are assessed against Licensor, Licensee shall reimburse Licensor on demand for any such amounts paid by Licensor. In the event that any such taxes, tariffs or duties are withheld from any payment to Licensor, Licensee shall gross up the amount of such payment such that Licensor receives the full amount of such payment without any such withholding.

3.4            Audit. Licensee will maintain financial records which are compliant with US generally accepted accounting principles (GAAP) regarding all Compensation and data and information on which the calculation of Compensation in accordance with Schedule 4 is based for a period of not less than five (5) years after the end of the calendar year in which such Compensation accrued. Licensor shall have the right, including through a certified public accountant, to audit and examine all such books and records upon providing Licensee with reasonable notice. Licensee agrees to provide all reasonable assistance to Licensor and to provide access to all personnel, employees and consultants and to premises at which books and records are retained for the purposes of the audit referred to above, Licensor agrees to conduct any such audit during regular business hours. Any amount of Compensation due but not paid shall be paid to Licensor immediately upon Licensee’s having notice of such non-payment. In the event that an audit conducted by an auditor discloses, with regard to any type of Compensation, an underpayment of any amount of such type of Compensation that is five percent (5%) or more of the full amount of such type of Compensation owed and due during the period of time audited and examined, Licensee shall pay all reasonable and necessary costs and expenses of such audit and examination. In the event that an audit has been conducted during the Term pursuant to which Licensee has become liable to pay all reasonable and necessary costs of the audit, all reasonable and necessary costs and expenses of all future audits conducted by Licensor during the Term will be at the cost of Licensee.

3.5            No Precedent. The Parties agree that the amount or rate of any Royalty or other Compensation is based on the particular circumstances of this transaction, shall not be deemed to be a precedent for any other transaction, whether between the Parties or of any third party, or in connection with any rights or remedies asserted by Licensor, and shall not be deemed to be an indication of what constitutes or may constitute, or be used in the determination of, a maximum reasonable royalty regarding any patent or other Proprietary Right of Licensor.

4.           Data

4.1            Anonymized End User Data. Licensee shall: (i) promptly upon adding an individual as a New End User, establish an Anonymized Identifier for such End User, (ii) promptly obtain as much of the Anonymized Demographic Information of such End User as may be lawfully and reasonably collected for such End User and record same under such Anonymized Identifier, (iii) continuously cause all Glucose Sensor Data for such End User to be automatically transmitted in real time under such Anonymized Identifier to the Glucose Sensor Data Destination, with Licensee intercepting, storing, or capturing (but not modifying) any Glucose Sensor Data, and (iv) retain all of the Anonymized Demographic Information of such End User and any Shared Glucose Sensor Data provided by Licensor to Licensee under such Anonymized Identifier in a single cohesive database that is part of the Anonymized Database. Licensee shall ensure that all Anonymized Demographic Information is at all times recorded, and all Glucose Sensor Data are at all times transmitted, one-hundred percent completely and accurately under the correct Anonymized Identifier. Licensee shall within five (5) calendar days after each calendar month, and at all other times upon request of Licensor, deliver, or provide access to, any Anonymized Demographic Information collected during such calendar month, all in compliance with applicable law and as otherwise requested by Licensor, identified by the Anonymized Identifier therefor.

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4.2            End User Identifiable Data. Licensee shall obtain an express consent from any End User (in writing or such other form as required by applicable law and clearly provable in the event of any dispute) for the collection, processing, storage, transmission, and disclosure of all End User Identifiable Data and all Anonymized End User Data of such End User, including specifically, without limitation, all transmission thereof to, and the use under this Agreement, by Licensor of all Anonymized End User Data and, in the event of Section 8.3(b), all End User Identifiable Data, of such End User. Licensee shall ensure that the Anonymized Database at no time, and no Anonymized End User Data at any time, links or reference to any End User Identifiable Data or the End User Identifiable Database, or vice versa. In no event shall Licensee disclose, provide, or provide or permit access to any End User Identifiable Data of any End User to any third party other than to such End User except to the extent required by applicable law or with the written consent of the End User.

4.3            Databases. Licensee shall, on behalf of Licensor, establish and continuously maintain the Anonymized Database and the End User Identifiable Database (each, a “Database”) at its sole responsibility, cost, and expense. Licensee shall establish each Database such that it is at all times secured against any Interference and maintained in accordance with all applicable law, using state of the art and continuously updated firewalls anti-Malware software and tools, highly secured access, and other measures as reasonable. In the event of any Interference, Licensee shall promptly determine and notify Licensor of any impact of such Interference, and perform any notification and other actions as required by applicable law. Licensee shall at all times keep the Anonymized Database and the End User Identifiable Database completely digitally and physically separate without any links or cross-references between both. Licensee shall ensure that no Anonymized End User Data or Anonymized Identifier is stored or introduced into the End User Identifiable Database, and that no End User Identifiable Data is stored or introduced into the Anonymized Database.

4.4            Correlation Database. Licensee shall create and maintain a list, cross-references or other correlation of End Users or End User Identifiable Data with any Anonymized End User Data allowing the correlation of each End User’s End User Identifiable Data with the Anonymized End User Data collected from such End User (the “Correlation Database”), provided that the Correlation Database shall be maintained solely in a secure data base and server that is digitally and physically remote from the Databases and the servers including either of the Databases. Licensee shall establish the Correlation Database such that it is at all times secured against any Interference and maintained in accordance with all applicable law, using state of the art and continuously updated firewalls anti-Malware software and tools, highly secured access, and other measures as reasonable. In the event of any Interference, Licensee shall promptly determine and notify Licensor of any impact of such Interference, and perform any notification and other actions as required by applicable law. In the event of any adverse event related to a Licensed Product or its use (including, without limitation, a defect in a Licensed Product or a health or safety issue arising from its use) (“Adverse Event”), Licensee shall promptly notify Licensor of such Adverse Event and resolve such Adverse Event in collaboration and coordination with Licensor, including, without limitation, through use of the Correlation Database as necessary. Licensor shall have the right to access the Correlation Database and the information thereon if it is necessary to address a serious Adverse Event or if required or permitted by court order or governmental order in connection with an Adverse Event.

4.5            Ownership. Notwithstanding, and without limiting, the obligations and liability of Licensee for all Anonymized Data and the Anonymized Database as set forth in this Agreement, all Anonymized End User Data, and the Anonymized Database, shall be belong to, and be solely owned by, Licensor from the time of their creation. Licensee hereby assigns, transfers, and conveys any and all rights, title, and interest in and to any Anonymized End User Data effective at the time of the creation of such Anonymized Data and otherwise the earliest legally recognized and enforceable point in time if different, and all rights, title, and interest in and to the Anonymized Data Base and all Proprietary Rights in and to any Anonymized Data and all Proprietary Rights in and to the Anonymized Database. Licensee shall own during the Term all rights, title, and interest in and to all End User Identifiable Data and the End User Database, subject to the assignment, transfer, and conveyance and Licensor’s rights thereto under Section 8.3(b).

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4.6            Provision of Glucose Sensor Data to Licensee. Licensor shall provide, after receipt of Glucose Sensor Data under an Anonymized Identifier, certain of such Glucose Sensor Data, as agreed with Licensee.

4.7            Provision of all data relating to regulatory approval. Licensee shall provide to Licensor a copy of all data, documents and material provided to or received from any regulatory authority in the Territory (“Regulatory Data”). Licensee unconditionally and irrevocable provides a royalty free license to the Licensor to use, modify and exploit the Regulatory Data or incorporate the Regulatory Data into its own data, documents and material and in relation to which the Licensee will have no Proprietary Rights.

5.           Ownership and Reservation of Rights

5.1            Reservation of Rights. As between Licensor on the one hand and Licensee and all Licensee Personnel on the other hand, Licensor solely owns and shall solely retain all rights, title, and interest in and to any and all Glucose Sensor Technology, Anonymized End User Data, Licensed Material, Licensed Trademarks, all Confidential Information of Licensor, any other Mark and any other Technology of Licensor or any Affiliate, and all Derivations to or of or from or based on or including any Glucose Sensor Technology, Anonymized End User Data, Licensed Material, Licensed Trademark, Licensor’s Confidential Information, and/or such other Mark and such other Technology, and all Proprietary Rights in and to any of the foregoing (including, without limitation, all Glucose Sensor Proprietary Rights), including, without limitation, all rights and remedies for or against any misappropriation of any of the foregoing Technology or any infringement or misappropriation of any such Proprietary Right, whether before, on, and/or after the Effective Date (collectively, “Licensor Property”). All rights in and to any and all Licensor Property are expressly reserved. Licensor does not, and shall not be deemed or held to make, have made, or have agreed to make, under or in connection with this Agreement or any performance or activities under or related to this Agreement, any assignment, conveyance, transfer, grant, license (except solely the License during the Term), or entitlement of any kind of or in or to any right, title, interest, lien, or encumbrance of any kind in or to or under any Licensor Property. If and to the extent that Licensee or any Licensee Personnel owns, co-owns, acquires, or is entitled to any right, title, interest, lien, or encumbrance of any kind in or to or covering any Licensor Property, Licensee hereby irrevocably and unconditionally assigns, transfers, and conveys to Licensor, and Licensee shall cause that any such Licensee Personnel irrevocably and unconditionally assign, transfer, and convey to Licensor, all of such right, title, interest, lien, or encumbrance of any kind, all without having any right or claim to any royalty, fee, or other payment or value of any kind against Licensor or any Affiliate.

5.2            Protection. Licensor shall have the sole right to decide whether to, and if so, the right to solely control over, protecting any of the Glucose Sensor IP, Licensed Trademarks, Licensed Material, and other Licensor Property, including, without limitation, any filing, prosecuting, and abandoning any patent application, and obtaining, maintaining, and abandoning any patent, for any Glucose Sensor Technology or other Technology, and any filing, prosecuting, and abandoning of any application, and obtaining, maintaining, and abandoning any patent, for any Licensed Trademark, Licensed Material, or other Mark, work, or material, or to otherwise protect any Licensor Property, in and/or outside the Territory. Licensee shall, upon and in accordance with Licensor’s request, assist Licensee with any such application, registration, patenting, or other protection or procedure. Licensee has no right to, and shall not: (i) file or prosecute, any patent application, seek or obtain any patent, for or including any Glucose Sensor IP; (ii) file or prosecute any application, or seek or obtain any registration, for any other Licensor Property; (iii) adopt or use as part of its Mark, or apply for, seek, or obtain a registration in the Territory or anywhere else in the world of or for, (aa) any Licensed Trademark or (bb) any other Mark of Licensor or (cc) any Affiliate or any Mark similar to a Licensed Trademark or such other Mark, or (did) any translation or transliteration of any of the foregoing (all except solely if and to the extent such right is granted expressly by Licensor in a written agreement with Licensee); (iv) claim any ownership or other right, title, or interest in or to, or challenge the ownership or any right of Licensor or any Affiliate in or to, or challenge the validity or enforceability of, any Licensor Property; and (v) cause, induce, or permit any third party to do, or assist any third party with doing, any of the foregoing, whether for the benefit of Licensee, such third party, and/or any other third party.

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5.3            Infringement and Enforcement. Licensee shall give written notice to Licensor of any infringement of any Licensed Right or misappropriation of any Glucose Sensor Technology if, and promptly after, Licensee receives knowledge or suspicion thereof. Licensee shall cooperate reasonably with Licensor in preventing and stopping any such infringement or misappropriation. Licensee shall not take any action or undertake any enforcement of any Licensor Property against any third party, and shall not cause, induce, or permit any third party to do, or assist any third party with doing, any of the foregoing, whether for the benefit of Licensee, such third party, and/or any other third party. Any and all awards, revenues, proceeds, damages, and compensation arising from any enforcement of any Licensor Property shall solely belong to Licensor, without any right or claim by Licensee to all or any part thereof.

5.4            Further Assurances. Licensee shall take, and cause all Licensee Personnel to take, all such actions and execute all such documents (including, without limitation, sign and execute any assignment, license, waiver, and other document, provide any testimony and evidence, and give any other assistance) as and when requested by Licensor to give effect to and implement the sole ownership of Licensor in and to any and all Licensor Property and/or assist Licensor with protecting and enforcing any of the Licensor Property.

6.           Confidentiality and Non-Disclosure

6.1            Confidential Information. The term “Confidential Information” means any data, documentation, material, and information that is owned by a Party or is disclosed, provided, or made available by a Party (such Party, the “Disclosing Party”) to, or directly or indirectly obtained from the Disclosing Party by, the other Party (the “Receiving Party”) under or in connection with this Agreement, other than any data, documentation, material, and information that is Non-Confidential Information. The term “Non-Confidential Information” means solely such information that, and to the extent it: (i) was known publicly, or was known by the Receiving Party without obligation of confidentiality or non-disclosure, at the time such Property was provided, disclosed, or made available or accessible by the Disclosing Party to, or obtained from the Disclosing Party by, the Receiving Party; or (ii) becomes known publicly thereafter through no action or fault of the Receiving Party or any of its employees, or (iii) is developed, created, discovered, or authored by the Receiving Party independently from this Agreement and any performance hereunder and independently from, and without reference to, any Confidential Information or Technology of the Disclosing Party, or acquired from a third party other than under a confidentiality and non-disclosure obligation; provided, however, that any and all. Notwithstanding the foregoing, (i) all Anonymized End User Data, and all Glucose Sensor Technology (except for any part of the Glucose Sensor Technology that is, and after it becomes, Non-Confidential Information), shall be conclusively deemed to be Confidential Information solely of Licensor, and (ii) all End User Identifiable Data shall be deemed to be Confidential Information of Licensee during the Term until delivery thereof to Licensor under Section 8.3(b).

6.2            Permitted Use. The Receiving Party may use, copy, reproduce, and utilize any Confidential Information that is provided or made accessible by the Disclosing Party to the Receiving Party as necessary for such Receiving Party to perform any obligations or other activities of the Receiving Party, and to exercise any right that the Receiving Party is granted or has, in or under this Agreement (collectively, “Permitted Use”).

6.3            Permitted Disclosure. The Receiving Party may disclose or make available any Confidential Information of the Disclosing Party to any employee or contractor of such Receiving Party (and if the Receiving Party is Licensee, only any Licensee Personnel with, and to the extent of, a need to know such Confidential Information) solely as necessary for any Permitted Use and if and while such employee or contractor is subject to confidentiality and non-disclosure obligations (whether pursuant to a written agreement or written policy) that are no less stringent than those in this Section 6 (such employee or contractor, a “Permitted Disclosee”).

6.4            Prohibitions. Except solely to the extent expressly permitted under Section 6.2 and Section 6.3, the Receiving Party hereby agrees that it will not, directly or indirectly, use, copy, reproduce, utilize, disclose, provide or reveal to, or permit or give access to, any third party, or publish, disseminate, or distribute, any Confidential Information of the Disclosing Party, or any part thereof, in whatever form or format.

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6.5            Obligations. The Receiving Party shall (a) take the same precautions to protect the confidentiality of the Confidential Information as it takes for its own Confidential Information, but in no event less than reasonable precautions and (b) cause any and all Persons to which access to the Confidential Information is given by such Receiving Party to enter into non-disclosure and confidentially agreements with the same terms set forth herein with regard to such Confidential Information. In the event that applicable law requires disclosure of any Confidential Information, the disclosure of such Confidential Information shall be subject to the following provisions of this Section 6.5. If the Receiving Party or any employee, agent or contractor is requested under, or required by, law to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement and reasonably assist the Disclosing Party with seeking an appropriate protective order or other remedy as decided by the Disclosing Party. If such protective order or other remedy is not obtained, or to the extent that the Disclosing Party waives compliance with the terms of this Agreement, the Receiving Party or any Permitted Disclosee will disclose only such of the Confidential Information it is legally required to disclose and will use its best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

6.6            This Agreement. This Agreement, and the terms hereof and thereof, shall be deemed to be Confidential Information of Licensor only, provided that Licensee may disclose and use this Agreement: (i) in connection with receiving legal or financial advice from a contractor of Licensee that is subject to a confidentiality obligation regarding this Agreement; (ii) any assertion or enforcement of any right or remedy under or related to this Agreement; or (iii) if and to the extent required by law upon compliance with Section 6.5.

6.7            On Request. On the request of the Disclosing Party, the Receiving Party must: (i) cease all use of the Confidential Information of the other party; (ii) destroy or delete all records and copies of the Confidential Information in its possession; (iii)return to the other party all other Confidential Information of the other party in its possession (including all copies of the same); and (iv) provide to the other party a written certificate confirming compliance with the requirements of this Section 6.7, provided that each party may retain one copy of the Confidential Information of the other party to the extent required by law or for use solely in the event of a dispute arising out of this agreement. In complying with this clause, the Receiving Party shall not be required to destroy any copies of the Confidential Information which are maintained in electronic form in back-up tapes, servers, or other sources as a result of the Receiving Party’s normal back-up procedures for electronic data, provided that provided that such copies are: (v) collected under the Receiving Party’s usual back-up processes; (vi) are not readily accessible by the Receiving Party; and (vii) no attempt is made to recover such Confidential Information from the back-up tapes, servers or other sources (except for legal or compliance purposes).

7.           Warranties; Liability

7.1            Representations and Warranties. Each Party represents and warrants that it has the authority to enter into this Agreement, it is not a party to any agreement of any kind that will or may prevent Licensee from entering into or performing its obligations under this Agreement, and the execution, delivery and performance of this Agreement by such Party has been duly and properly authorized by all necessary corporate actions, and this Agreement constitutes the valid and binding obligation of such Party. In addition, Licensee warrants and represents that it will engage in any activities under this Agreement in a professional, good and workmanlike manner in compliance with all applicable law and all good business and medical professional ethics in the Territory, that it will not, directly or indirectly, claim ownership or co-ownership in or to, or challenge or contest Licensor’s ownership or rights in or to, or the validity or enforceability of, any Licensor Property, or assist or support any third party making such claim, challenge, or contest, that it will perform all activities under this Agreement without disclosing, deliberately or inadvertently, any confidential information of a third party or misappropriating or violating any third party’s property or right.

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7.2            DISCLAIMER. WITH THE SOLE EXCEPTION OF A PARTY’S WARRANTIES EXPRESSLY SET FORTH IN SECTION 7.1, SUCH PARTY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OR CONDITION, AND SUCH PARTY HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES AND CONDITIONS OF ANY KIND, EXPRESS, IMPLIED, AND STATUTORY. LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES AND CONDITIONS RELATED TO ANY LICENSED PRODUCT, LICENSED TRADEMARK, LICENSED MATERIAL, LICENSED RIGHTS, GLUCOSE SENSOR TECHNOLOGY, AND LICENSOR PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES AND REPRESENTATIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE, OR WORKMANSHIP.

7.3            EXCLUSION AND LIMITATION OF LIABILITY. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY OR ANYBODY CLAIMING THROUGH THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, SPECIAL, OR LIQUIDATED DAMAGES OR LOSSES, INCLUDING, WITHOUT LIMITATION, PROPERTY DAMAGE, DEATH, PHYSICAL OR PSYCHOLOGICAL HARM OR INJURY, LOST BUSINESS OR LOST PROFITS, OF ANY KIND UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY SUCH DAMAGES THAT ARISE FROM ANY USE OF ANY LICENSED TECHNOLOGY. IF A PARTY IS LIABLE FOR ANY DIRECT DAMAGES OR LOSSES UNDER THIS AGREEMENT, OR FOR ANY DAMAGES OR LOSSES THAT CANNOT BE VALIDLY EXCLUDED UNDER THE FOREGOING PROVISION OF THIS SECTION 7.3, THE TOTAL AND AGGREGATE DAMAGES AND LOSSES FOR WHICH SUCH PARTY IS LIABLE UNDER THIS AGREEMENT SHALL BE LIMITED IN THE AGGREGATE TO THE SUM OF THE ROYALTY PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT WITHIN TWELVE (12) MONTHS PRIOR TO ASSERTING SUCH CLAIM FOR SUCH DAMAGES AND LOSSES, BUT IN NO EVENT MORE THAN THE AGGREGATE AND TOTAL OF ALL ROYALTY AMOUNTS PAID BY DISTRIBUTOR TO LICENSOR UNDER THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY INDEMNITY, CONTRIBUTION, OR OTHER OBLIGATION OR LIABILITY WITH REGARD TO ANY OBLIGATION OR LIABILITY OF LICENSEE OR ANY LICENSEE PERSONNEL, REGARDLESS OF THE LEGAL BASIS OF ANY SUCH OBLIGATION OR LIABILITY AND WHETHER OR NOT LICENSOR HAS BEEN NOTIFIED OF THE RISK THEREOF. NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 7.3, IN NO EVENT SHALL ANY LIABILITY OR OBLIGATION OF LICENSEE (i) UNDER SECTIONS 4, 5, 6, 7.4, AND/OR 8.3, OR FOR ANY PERFORMANCE, OR FOR ANY BREACH OF OR DEFAULT UNDER OR NON-PERFORMANCE OF, ANY OBLIGATION OR LIABILITY UNDER SECTIONS 4, 5, 6, 7.4, AND/OR 8.3, OR (ii) FOR INFRINGEMENT OF ANY PROPRIETARY RIGHT, OR FOR MISAPPROPRIATION OF ANY TECHNOLOGY, OF LICENSOR OR A THIRD PARTY AFFILIATE OF LICENSOR, OR (iii) TO THE EXTENT LICENSEE’S LIABILITY MAY NOT BE EXCLUDED UNDER APPLICABLE LAW, OR (iv) FOR ANY COMPENSATION OR OTHER PAYMENT OWED TO LICENSOR UNDER THIS AGREEMENT, BE EXCLUDED OR LIMITED UNDER THIS SECTION 7.3.

7.4            Indemnity. Licensee hereby agrees to defend, indemnify, and hold harmless Licensor, all Affiliates, and all officers, directors, employees, and agents of Licensor or any Affiliate (collectively, the “Indemnitees”) from and against any claim, action, suit, litigation, demand, allegation, arbitration, proceeding, judgment, order, damages, loss, liability, injury, costs, expenses (including, without limitation, reasonable attorneys’ fees and witness and other defense costs), settlement, and other payment obligation of any Indemnitee arising from or in connection with or related to: (i) any promotion, marketing, import, representation, offer, sale, resale, distribution, or supply of any Licensed Product or any Commercial Unit or violation of this Agreement, (ii) any activities of performance of, or any claims by, or any non-conformance or conduct of, any Licensee Personnel, (iii) any collection, storage, processing, transmission, disclosure including unauthorized disclosure, or use of any Anonymized End User Data or any End User Identifiable Data, including any data or security breach or Interference, or any Database, or any failure to comply with any provision of Section 4 or any applicable law related to any data or information including, without limitation, any failure to obtain all required consents and approvals for collection, storage, processing, transmission, disclosure, and use of any Anonymized End User Data or any End User Identifiable Data as provided or contemplated under this Agreement, (iv) any direct or indirect infringement or violation of any Proprietary Right of any third party resulting from, in connection with, or related to any activities of Licensee or any Licensee Personnel, and/or (v) any negligence or willful misconduct or violation of any applicable law of Licensee or any Licensee Personnel (regardless of any contributory or comparative negligence of any Indemnitee, but not for any damages to the extent resulting from such contributory or comparative negligence of any Indemnitee).

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7.5          Savings Clause. Only in the event, and solely to the extent, that any part or provision of the foregoing provisions in this Section 7 is invalid or unenforceable in any particular state or jurisdiction, such part or provision shall be interpreted both to be valid and enforceable and to conform to the greatest extent possible to the intent and purpose of such part or provision as set forth in this Section 7 and this Agreement.

8.           Term; Termination

8.1         Term.

This Agreement shall commence on the Effective Date and continue, unless and until terminated earlier in accordance with Section 8.2, until the end of the day immediately preceding the Expiry Date of the Patent.

8.2         Termination.

a.            Each Party may terminate this Agreement by providing the other Party with written notice of termination in the event: (i) of a material breach of this Agreement by such other Party, which material breach shall be identified in such written notice, and which termination shall become effective at the end of thirty (30) days of such written notice of termination unless such other Party fully cured such material breach within such thirty (30) day period; or (ii) that such other Party discontinues its business operations, takes steps to dissolve or cease to exist, admits its inability to pay its debts as they become due, files or is or becomes subject to a petition in bankruptcy (or similar reorganization proceeding) or makes a general assignment for the benefit of its creditors, or becomes subject to the appointment of a receiver.

b.            Licensor may terminate this Agreement: (i) in the event of a Change of Control in respect of the Licensee, by written notice effective as of the date of such Change of Control, whether retroactive, contemporary, or prospective; or (ii) as set forth in Section 2.2.

c.            Licensee may terminate this Agreement in the event of a Change of Control in respect of the Licensor, by written notice effective as of the date of such Change of Control, whether retroactive, contemporary, or prospective.

8.3         Effect of the End of the Term.

a.            Upon the expiration or termination or cancellation of this Agreement in any way, Licensee shall, and Licensee shall cause Licensee Personnel to, (i) immediately cease any promotion, marketing, import, representation, offer, sale, resale, distribution, or supply of any Licensed Product, use of any Licensed Trademarks and any Licensed Material, and any other licensed activities, (ii) pay all amounts of Compensation owed and unpaid, (iii) return to Licensor (or, if and to the extent expressly requested by Licensor to Licensee, irretrievably destroy or dispose of as directed by Licensor) all Licensed Products not sold (provided that Licensee shall deliver any Licensed Product at that time already sold by Licensee), all Confidential Information of Licensor, all copies of any Licensed Material, and any other Licensor Property in the direct or indirect possession or control of Licensee or any Licensee Personnel, and (iv) irretrievably delete any copy or manifestation of any Confidential Information of Licensor and any Licensed Material that may remain in the possession or control of Licensee or any Licensee Personnel after such return, destruction, or disposal. Upon Licensor’s request, Licensee shall certify to Licensor Licensee’s full compliance with the terms of this Section 8.3(a).

b.            Upon the expiration or termination or cancellation of this Agreement in any way, Licensee shall promptly: (i) transfer to Licensor each Database and the Correlation Database, together with all passwords and access information thereto, in an unencrypted, readable, and formatable form with all data and information therein or related thereto (including, without limitation, all End User Identifiable Data), keeping the Anonymized Database and its data strictly separate from the End User Identifiable Databased and its data, and keeping each Database strictly separate from the Correlation Database, and (ii) following such successful transfer and receipt by Licensor, following confirmation thereof by Licensor, irretrievably and finally delete all Anonymized End User Data, all Anonymized Identifiers, all End User Identifiable Data, and all other data and information related to any End User or Anonymized Identifier, in the possession or under the control of Licensee or any Licensee Personnel, and (iii) certify to Licensor Licensee’s full compliance with the terms of this Section 8.3(b).

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c.            Upon the expiration or termination or cancellation of this Agreement in any way, Licensee shall promptly transfer all Marketing Approvals to Licensor or a third party or third parties identified by Licensor to Licensee, and take any action necessary to legally effect such transfer, at Licensee’s risk, responsibility, cost, and expense. Licensee may not transfer, agree to transfer, promise, or be committed in any way to transfer any Marketing Approval to any third party without Licensor’s express prior written consent.

d.            Upon termination or cancellation of this Agreement by either party due to a Change in Control in respect of the Licensor, the Licensor must pay the Licensee:

(i) if the termination or cancellation of this Agreement occurs no later than 5 calendar years prior to the Expiry Date of the Patent, the greater of (A) the amount of the Projected Net Sales for the five (5) year period following the Termination Date or (B) five (5) times the actual Net Sales achieved in the year immediately preceeding the Termination Date; or

(ii) if the termination or cancellation of this Agreement occurs 5 calendar years prior to the Expiry Date of the Patent or later, (A) the greater of the Projected Net Sales for the five (5) year period following the Termination Date multiplied by the number of years from the Termination Date to the Patent Expiry Date divided by five (5) or (B) the actual Net Sales achieved in the year immediately preceeding the termination or cancellation of the Agreement multiplied by the number of years from the Termination Date to the Patent Expiry Date.

8.4          Survival. All provisions in Section 3 (with regard to any Compensation owed and unpaid), Section 4.5, Sections 4.1-4.4 and 4.6 (with regard to any performance or non-performance prior to compliance with Section 8.3(b)), Section 5, Section 6 (other than Sections 6.2 and 6.3), Section 7, Section 8.3, and Section 9, and this Section 8.4, and Section 1 as relating to such surviving provisions, shall survive the termination, cancellation or expiration of this Agreement.

9.           Miscellaneous

9.1          Remedies; Injunctive Relief. Licensee recognizes that, in the event of any breach or anticipated breach of any provisions in Sections 2, 4, 5, 6, and/or 8.3 by Licensee, Licensor’s right to damages may not be sufficient to avoid, prevent, or compensate Licensor for any harm arising from such breach. Therefore, Licensee expressly agrees that Licensor is entitled to seek injunctive relief or specific performance, without need or obligation to post any bond, to enforce any right, license, obligation, agreement, covenant, term and condition in or under Sections 2, 4, 5, 6, and/or 8.3 against Licensee, in addition to any other rights and remedies available to Licensor, including, without limitation, any damages, all as Licensor elects in its sole discretion.

9.2          Relationship of the Parties. The Parties agree that they are independent contractors and will always represent themselves to any third parties only as an independent contractor. The Parties are not, and nothing in this Agreement shall be interpreted that the Parties are, partners, joint venturers, co-owners or otherwise participants in a joint or common undertaking. The employees or agents of one Party are not, and shall not be construed to be, employees or agents of the other Party, and such other Party shall not be liable for, have any obligations to, and may not be bound by such employees and agents of the first Party.

9.3          Compliance with Law. Each Party shall perform all activities and obligations under or in connection with this Agreement in accordance with all applicable law. Each Party shall comply with all applicable trade, import and export laws, rules and regulations with respect to any Licensed Product and Licensed Material and their use or deliverable. If requested by a Party, the other Party agrees to sign written assurances and other export-related documents as may be required to comply with U.S. export regulations. In addition, each Party specifically agrees to comply with all applicable anti-corruption law (including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended from time to time, the Bribery Act 2010 of the United Kingdom, and any other applicable foreign or domestic anti-bribery and anti-corruption laws and regulations, and any laws intended to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions).

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9.4         Assignment. Licensee may not transfer this Agreement, or assign any right or delegate any responsibility or obligation of Licensee under this Agreement, in whole or in part, without the prior written consent of Licensor. Any attempted transfer, assignment, or delegation by Licensee in contravention of the foregoing shall be null and void. Licensor may transfer this Agreement, and assign any right and delegate any responsibility or obligation of Licensor, at any time without consent or notice to Licensee. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties. Nothing in this Agreement shall prevent Licensor from, or limit Licensor in, assigning or transferring or granting any right (subject to Section 2.2) in or to any Licensor Property.

9.5         Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire understanding and agreement between the Parties hereto related to the subject matter hereof. Neither this Agreement nor any term or provision hereof may be waived, changed, discharged or terminated except by an instrument in writing signed by the person against whom the enforcement of any waiver, change, discharge or termination is sought. No modification, amendment, supplement to or waiver of any provision of this Agreement will be binding upon the Parties unless made in a writing identifying the relevant provisions and signed by each Party through its authorized representative. A failure of either Party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder. An transfer, assignment, or delegation permitted under Section 9.4 shall not constitute any modification, amendment, variation, or extension under the immediately preceding sentence if this Agreement does not change as a result of such assignment (other than the identity and contact information of the assignor to the assignee).

9.6         Governing Law. THE VALIDITY, ENFORCEABILITY, INTERPRETATION, AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY UNITED STATES FEDERAL LAWS, TO THE EXTENT APPLICABLE, AND THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD OF ANY CONFLICT OF LAWS PROVISION THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION, AND THE TERMS OF THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH SUCH LAWS.

9.7         Disputes

a.            In the event of any controversy or claim arising out of, relating to or in connection with the License, any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the CEO (or equivalent) of Licensor and to the CEO (or equivalent) of Licensee, for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall proceed to mediation as provided under Section 9.7(b).

b.            If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, then the Parties agree to try in good faith to settle the dispute by non-binding mediation with a neutral mediator; provided, however, that, in the case of a legal dispute, if such mediation has not occurred within sixty (60) days after a written request for mediation by either Party, then either Party may proceed to resolution pursuant to Section 9.7(c). Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute, even though mediation has not been commenced or completed.

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c.            Any dispute of a legal nature arising out of or connected with the interpretation or enforcement of the legal duties, rights and obligations under this Agreement, including without limitation, its validity, application or termination, that cannot be settled by negotiation pursuant to Section 9.7(a) or mediation pursuant to Section 9.7(b) shall be referred to and finally resolved by arbitration by the ICC International Court of Arbitration of the International Chamber of Commerce. The arbitration shall consist of a single arbitrator mutually agreed by the Parties, or, in the absence of such agreement, the arbitration shall consist of a panel of three (3) arbitrators who shall arbitrate the dispute, one to be selected by Licensor, one to be selected by Licensee, and the third to be selected by mutual agreement of the first two (2) arbitrators so selected. Any arbitration shall take place in Sydney, Australia, and any arbitration proceeding shall be conducted according to the laws selected under Section 9.6. The Parties shall conduct the arbitration as expeditiously as possible. Within fifteen (15) days after the conclusion of the arbitration hearing, the arbitrators shall issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall not be authorized to reform, modify or materially amend this Agreement or any provision hereof. The arbitrators shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief that they determine to be just or equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrator shall be final and binding and may be enforced by any court having jurisdiction. The Parties waive any right to appeal the arbitration award, to the extent a right to appeal may be lawfully waived. Each Party retains the right to seek judicial assistance (i) to compel arbitration; (ii) to obtain interim measures of protection pending or during arbitration; and (iii) to enforce any decision of the arbitrator, including the final award.

d.            Notwithstanding the provisions of Sections 9.7(a) – 9.7(c), (i) Licensor may seek, obtain, and enforce any injunctive relief (including, without imitation, for preliminary, emergency, temporary, permanent, or final injunction, specific performance, or other similar relief under any applicable law) pursuant to Section 9.1, for any threatened or commenced infringement of any Proprietary Right or misappropriation of any Technology, and/or for asserting any ownership in or to any Licensor Property; and (ii) Licensor may, but shall not obligated to, proceed under Sections 9.7(a) – 9.7(c) with regard to any cross-claim or third-party claim or other assertion of a claim by Licensor in a third party’s legal proceeding against Licensor, Licensee, or both Parties.  With respect to any of the foregoing in this Section 9.7(d), and with regard to the enforcement of any arbitration award rendered pursuant to Sections 9.7(a) – 9.7(c), each Party consents and submits to the non-exclusive jurisdiction of, waiving any objections to personal jurisdiction in, competent state and federal courts in the State of New York, United States of America for any litigation or proceeding, and to the venue of such litigation or proceeding in New York City (Borough of Manhattan), New York, United States of America.

e.            All proceedings under this Section 9.7 shall be conducted in the English language and all documents exchanged between the Parties and/or submitted in the context of a proceeding under this Section 9.7 shall be in English or shall be accompanied with a certified English translation of the original document.

9.8          Severability. If any provision of this Agreement is held to be invalid or unenforceable, the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation shall save such provision, it will be severed from the remainder of this Agreement, as appropriate. The remainder of this Agreement shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties will use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the Parties’ intent in entering into this Agreement, as appropriate.

9.9          Notices. All notices, demands, or other communications to be given or delivered to a Party under or by reason of a provision of this Agreement shall be in writing and shall be deemed to have been given to such Party when: (i) delivered personally to such Party at, or sent to such Party by reputable express courier service (charges prepaid) to, such Party’s address set forth in the caption of this Agreement or another address notified hereunder in writing at least thirty (30) days before such notice, demand, or other communication by such Party to the other Party, addressed to the attention of (a) the CEO (or equivalent) if notice is to Licensee, or (b) addressed to the attention of CEO (or equivalent) if notice is to Licensor.

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9.10         Counterparts. This Agreement may be executed in one or more counterparts (any one of which may be by facsimile or PDF), all of which shall constitute one and the same agreement.

9.11         Consent. Any waiver or consent that may be provided by Licensor under this Agreement may be given or not given in Licensor’s sole discretion having regard to, amongst other things, without limitation, its own business interests.

10.         Additional rights in relation to platform technology

In the event that the Licensor develops intellectual property using a printable organic thin film transistor for the detection or measurement of indicators other than glucose (New Indicator IP) and is seeking to license the use of the New Indicator IP in the Territory, the Licensor must notify the Licensee in writing of the terms of the proposed New Indicator IP license. The Licensee shall have thirty (30) days from the date of provision by the Licensor of a license agreement in relation to the New Indicator IP to exercise its right to enter into the license agreement. In the event that the Licensee does not exercise its rights under this Section 10 to enter into a license agreement in the Territory in respect of any New Indicator IP, Licensor may license the New Indicator IP to any party in its discretion, without further reference to the Licensee.

IN WITNESS WHEREOF, each Party has executed this Agreement as of the Effective Date.

LICENSOR:		LICENSEE:

Life Science Biosensor Diagnostics Pty Ltd.		Glucose Biosensor Sensor Systems (Greater China ) Holdings Inc

/s/ Spiro Sakiris
Director

By:	/s/ Con Tsigounis	By:	/s/ Jimena Hurtado

Name:	Con Tsigounis	Name:	Jimena Hurtado

Title:	Director	Title:	Director

Date:	25 Aug 2017	Date:	25 Aug 2017

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Schedule 1

Licensed Products

•	Glucose sensor strip

•	Smartphone app or dedicated reading device

Schedule 1 - 1

Schedule 2

Licensed Rights

As advised by the Licensor to the Licensee from time to time in writing but includes the following:

1.	The invention(s) described in PCT/AU2013/000207 and associated patent applications: Australian provisional patent application 2012900885; Chinese patent application 201380022888.2; US patent application 14/382927;

2.	The invention(s) described in the publication ‘printable organic thin film transistors for glucose detection incorporating inkjetprinting of the enzyme recognition element, and the invention(s) described in PCT/AU2016/050555 and associated patent applications: PCT/AU2016/050555 and the National Phase applications it will ultimately produce, and

3.	all project intellectual property within the field,

and any other rights in relation to such inventions with respect to existing and future patents (including any divisions, continuations, continuations in part, renewals, reissues, extensions, supplementary protection certificates, utility models and foreign equivalents) and rights with respect to existing and future patent applications and patentable inventions in respect of glucose detection.

Schedule 2 - 1

Schedule 3

Licensed Trademarks

Common law trade mark ‘Glucose Biosensor’

Such registered marks as advised in writing by the Licensor to the Licensee from time to time

Schedule 3 - 1

Schedule 4

License Fees; Royalties

1.	Licence fee payable as follows:

a.	USD [*] within [*] days of attaining all required regulatory approvals in Mainland China

2.	Royalty Fee payable as follows:

All royalties will be payable quarterly from the Commencement Date and subject to provision of required reports and financial statements.

Fee payments include:

a.	Royalty - [*]% based on Net Sales of Commercial Units;
b.	Royalty - [*]% based on Net Sales of an optional dedicated reading device;
c.	App license fee as advised by the Licensor to the Licensee in writing from time to time; and
d.	App fee for services for patient education services as advised by the Licensor to the Licensee in writing from time to time.

* Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [*] indicates that text has been omitted and is the subject of a confidential treatment request.

Schedule 4 - 1

Schedule 5

Milestones and Minimum Distribution Requirements

The Licensee must meet the following milestones and Distribution Requirements, unless otherwise agreed in writing with the Licensor:

1.	The Licensee must execute a Quality of Life clinical study prior to regulatory approval.

2.	The Licensee must obtain all required regulatory approvals in the Territory to allow the supply and distribution of the Licensed Product within [*] from the date of this Agreement.

3.	Within [*] following receipt of all required regulatory approvals in the Territory identified in paragraph 1 above, the Licensee must have placed orders with the Licensor (or Authorised Supplier) for a minimum of [*] Commercial Units.

4.	After [*] following receipt of all required regulatory approvals in the Territory identified in paragraph 1 above, the Licensee must have placed each year orders with the Licensor (or Authorized Supplier) for the greater of:

a.	a minimum of [*] Commercial Units; or

b.	an amount of Commercial Units that is equivalent to the average of all distributors’ of Licensed Products sales in the previous 12 months multiplied by the Expected Market Growth (as defined below) plus [*].

5.	Each year no later than 30 days prior to the anniversary of the Effective Date the parties agree to meet in good faith to determine the expected market growth in the Territory for the following 12 month period of the Term in respect of the traditional addressable blood glucose monitoring market in the Territory plus the then existing market for the Licensed Product (Expected Market Growth). The Expected Market Growth will be based on ‘off the shelf’ market research as agreed between the parties. If the parties cannot agree on the Expected Market Growth for any period within 7 days prior to the relevant anniversary of the Effective Date, either party may commission an independent third party to determine the Expected Market Growth for the period. The parties agree to share the cost of any such third party report commissioned. The Expected Market Growth either determined by agreement between the parties or reported by a commissioned third party will be applied annually at the anniversary of the Effective Date.

6.	The total market share of the Licensee in the Territory must increase annually by [*] above the Expected Market Growth as determined in paragraph 4 above, or as otherwise agreed between the parties in writing.

7.	The Licensee must at least once each quarter order from the Licensor (or an Authorized Supplier) Commercial Units in a minimum quantity equal to the estimated Commercial Units to be sold by the Licensee in the following quarter based on the Expected Market Growth plus [*].

8.	The Licensee must engage in a marketing campaign and ensure Share of Voice in the Territory must be at [*] no later than [*] months following receipt of all required regulatory approvals in the Territory identified in paragraph 1 above. The Share of Voice will be determined by the Licensor acting reasonably and relying on a reputable third party report as to the applicable Share of Voice.

9.	The Licensee must convert all of their existing glucose monitoring sales to the biosensor strip (Commercial Units) within [*] from the Effective Date.

* Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [*] indicates that text has been omitted and is the subject of a confidential treatment request.

Schedule 5 - 1

Schedule 6

Distribution Requirements

Licensee shall promote, market, import, offer, sell, distribute, and supply the Licensed Products, and all Commercial Units, in accordance with all applicable law and the following requirements, or as otherwise advised in writing by the Licensor:

1.	All Licensed Products and Commercial Units will be supplied to each End User without the supply or inclusion of any other product;

2.	All Licensed Products must be promoted and offered for use only in accordance with its regulatory approved use in the Territory and in accordance with all relevant medical governance regulation;

3.	The Licensed Products and Commercial Units must be supplied as provided to the Licensee by the Authorized Supplier or as otherwise directed by the Licensor. The Licensee must not interfere with, re-arrange, add or subtract from the supplied packaging of the Licensed Products and Commercial Units;

4.	The Licensed Products and Commercial Units must be supplied to distributors or End Users in packaging pre approved by the Licensee which may not include any branding of the Licensee or any other third party;

5.	The Licensed Products and Commercial Units must be supplied to each End User in quantities as directed by the Licensor in writing;

6.	Sufficient records must be collated and retained to allow all Licensed Products and Commercial Units to be recalled if required by any government agency in the Territory or the Licensor; and

7.	The Licensor must retain samples of each batch of the Licensed Products for a period of 7 years.

Schedule 6 - 1